Exhibit 10.56

COMMERCIAL LEASE

This Lease Agreement (this “Lease”) is dated as of November 29th, 2019, by and between GloBrands, LLC. (“Landlord”), and CirTran Corporation. (“Tenant”). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant 500 square foot office space (the “Premises”) and 2000 square foot warehouse space located at 6360 S. Pecos Rd., Suite 8, Las Vegas, NV 89120.

TERM. Month to Month

LEASE PAYMENTS. Tenant shall pay to Landlord monthly installments of $2,500, payable in advance on the tenth day of each month. Lease payments shall be made to the Landlord at 6360 S. Pecos Rd., Suite 8, Las Vegas, NV 89120. The payment address may be changed from time to time by the Landlord.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for Administrative, Clerical Services and Inventory Storage. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

EXCLUSIVITY. Landlord shall not directly or indirectly, through any employee, agent, or otherwise, lease any space within the property (except the Premises herein described), or permit the use or occupancy of any such space whose primary business activity is in, or may result in, competition with the Tenants primary business activity. The Landlord hereby gives the Tenant the exclusive right to conduct their primary business activity on the property.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the Premises in an amount not less than 100% of the full replacement value. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord’s interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

RENEWAL TERMS. This Lease shall automatically renew each month, unless either party gives written notice of termination no later than 30 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Landlord shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant’s use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

TERMINATION UPON SALE OF PREMISES. Notwithstanding any other provision of this Lease, Landlord may terminate this lease upon 30 days written notice to Tenant that the Premises have been sold.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 5 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord’s rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant’s financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant’s defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as “additional rent”. The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease (“Holdover Period”), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the normal payment rate set forth in the Renewal Terms paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative and shall not be construed as exclusive unless otherwise required by law.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

GloBrands, LLC.

6360 S. Pecos Rd.

Suite 8

Las Vegas, NV 89120

TENANT:

CirTran Corporation

6360 S. Pecos Rd.

Suite 8

Las Vegas, NV 89120

Such addresses may be changed from time to time by any party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Nevada.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

LANDLORD:

GloBrands, LLC.

By:	/s/ R. Sayegh
R. Sayegh, Manager

TENANT:

CirTran Corporation

By:	/s/ Iehab J. Hawatmeh
Iehab Hawatmeh, President